10

EXHIBIT 10.55

EMPLOYMENT AGREEMENT

        THIS AGREEMENT (the “Agreement”) is entered into by and among J. Herbert Boydstun (“Executive”), Hibernia Corporation, a Louisiana corporation (the “Company”), and Hibernia National Bank, a national banking association organized and existing under the laws of the United States (the “Bank” and, together with the Company, sometimes referred to herein as “Hibernia”).

1. EMPLOYMENT AND TERM

        1.1 Position. Each of the Company and the Bank shall employ and retain Executive as its President and Chief Executive Officer, and Executive agrees to be so employed, subject to the terms and conditions set forth herein. Executive’s duties and responsibilities shall be those assigned to him hereunder, from time to time, by the Boards of Directors of the Company and the Bank (collectively, the “Boards” and individually, the “Company Board” or the “Bank Board,” as applicable), or either of them, and shall include such responsibilities and duties as are consistent in type and nature with those normally assigned to chief executive officers of companies of the size, type and stature of the Company and the Bank.

        1.2 Limitations. During the Employment Term (as defined below), Executive shall devote his business time, attention and energies to the business of Hibernia and will not, without the prior written consent of the Boards, be engaged in any other business activities. Executive agrees that he will, to the best of his ability, experience and talents, perform the duties of his position, which is a full-time position.

        Executive shall not be prevented from (a) engaging in any civic or charitable activity for which Executive receives no compensation or other pecuniary advantage or (b) purchasing securities in any corporation whose securities are regularly traded, provided that such purchases will not result in Executive owning beneficially at any time 5% or more of the equity securities of any corporation engaged in a business competitive with that of the Company, the Bank or any Affiliate. For purposes of this Agreement, “Affiliate” shall mean any entity of which the Company or the Bank owns (within the meaning of Section 425(f) of the Internal Revenue Code of 1986, as amended (the “Code”)) 50% or more of the total combined voting power of all classes of stock or other equity interests and “Affiliates” shall mean such entities collectively.

        During the Employment Term, whether or not a notice of non-renewal has been given as provided for in Section 1.3, Executive shall not, without the prior written consent of the Boards, seek, solicit or negotiate offers of employment from any person or entity other than Hibernia; provided that, if a notice of non-renewal has been given by the Company or the Bank as provided for in Section 1.3, during the last six months of the Employment Term, Executive may seek, solicit or negotiate other offers of employment so long as such activities do not interfere with the performance of Executive’s duties hereunder.

        1.3 Term. Executive’s employment under this Agreement shall commence December 1, 2002 (the “Effective Date”), and shall terminate, unless earlier terminated in accordance with the terms hereof, on December 31, 2005; however, on December 31, 2003 (and on December 31 of each succeeding year), the term of such employment will be automatically extended for one additional year unless either the Company or the Bank has given to Executive, or Executive has given to the Company and the Bank, written notice of non-renewal, which notice must be delivered to such party at least 90 days prior to the date of such automatic extension, or unless Executive’s employment under this Agreement has otherwise been terminated in accordance with the terms of this Agreement. The period commencing as of the Effective Date and ending as of December 31, 2005, or December 31 of any succeeding year through which this Agreement has been renewed, shall be referred to herein as the “Employment Term”.

2. COMPENSATION AND BENEFITS

        2.1 Base Compensation. Hibernia shall pay Executive an annual salary in an amount initially equal to $600,000, in equal installments in accordance with Hibernia’s regular payroll practices and policies and subject to applicable withholding and other applicable taxes and deductions (Executive’s “Base Compensation”). Executive’s Base Compensation shall be reviewed no less often than annually and may be increased or, subject to the following limitations, reduced by the Company Board (or by the Executive Compensation Committee of the Company), in its sole discretion; provided, however, that Executive’s Base Compensation may not be reduced at any time unless such reduction is part of a reduction in pay applicable to senior executive officers of Hibernia generally. The term “Base Compensation” shall thereafter refer to such increased or reduced amount.

        2.2 Annual Incentive Bonus. In addition to the foregoing, Executive shall be eligible to receive an annual cash bonus (for performance during the prior year) under any CEO Bonus Plan adopted by the Company or the Bank from time to time or, if no CEO Bonus Plan is in place, under the management incentive plan or similar bonus arrangement maintained by the Company or the Bank or such other bonus or incentive plans which the Company or the Bank may adopt, from time to time, for similarly situated senior executive officers (an “Incentive Bonus”), the amount of such cash bonus to be determined annually by the Executive Compensation Committee.

        2.3 Long-Term Incentives. In addition to the foregoing, Executive shall be eligible for participation in the Long-Term Incentive Plan maintained by the Company and such other long-term incentive plans which the Company or the Bank may adopt, from time to time, for similarly situated senior executive officers (a “Long-Term Incentive”).

        2.4 Additional Relocation Benefit. Hibernia agrees to provide to Executive to the extent permitted by law the relocation benefits with respect to Executive’s Baton Rouge, Louisiana residence available under Hibernia’s standard relocation program available to senior executive officers generally; provided that any moving expenses that are paid in connection with such benefits will be reported as income to Executive.

        2.5 Membership Fees. Executive shall be reimbursed for the cost of initiation fees, stock memberships, assessments and monthly membership dues in up to two clubs of his choice in a Bank metropolitan market area and, subject to prior approval by the Company Board (or by the Executive Compensation Committee), such other club fees as the Company Board or Committee shall have approved.

        2.6 Other Benefits. During the term of this Agreement and in addition to the amounts otherwise provided herein, Executive shall be entitled to participate in such plans, policies and programs as may be maintained, from time to time, by the Company or the Bank for the benefit of senior executive officers, including, without limitation, profit sharing and group medical and other welfare benefit plans. Any such benefits shall be determined in accordance with the specific terms and conditions of the documents evidencing any such plans, policies and programs.

        2.7 Reimbursement of Expenses. Hibernia shall reimburse Executive for such reasonable and necessary expenses as are incurred in carrying out his duties hereunder, consistent with Hibernia’s standard policies and annual budget and as permitted by law. Hibernia’s obligation to reimburse Executive hereunder shall be contingent upon the presentment by Executive of an itemized accounting of such expenditures.

        2.8 Right to Change Plans. Nothing herein shall require the Company or the Bank to refrain from changing, amending or discontinuing any benefit plan or program (including, without limitation, the CEO Bonus Plan, the management incentive plan, other bonus or incentive plans or the Long-Term Incentive Plan) as long as, if such plan or program applies to senior executive officers generally, such changes are similarly applicable to senior executive officers generally.

        2.9 Attorney's Fees. Hibernia shall reimburse Executive for reasonable attorney's fees incurred by him in connection with the review, negotiation and initial execution of this Agreement.

3. TERMINATION

        3.1 Termination Payments to Executive. As set forth more fully herein, if, during the Employment Term, Hibernia shall terminate Executive’s employment other than for Cause, Death, Disability or as a result of non-renewal of this Agreement, or Executive shall terminate his employment on account of Constructive Termination, Hibernia shall pay and/or provide to Executive the following:

a.

The following amounts to the extent accrued but not yet paid (collectively, the “Accrued Obligations”): (i) Executive’s Base Compensation accrued but not yet paid as of the Date of Termination (as set forth in each separate provision of this Section 3), (ii) any cash Incentive Bonus that has been determined and awarded to Executive for the most recently completed fiscal year prior to the Date of Termination which has not yet been paid and (iii) accrued vacation pay not theretofore paid or used in accordance with Hibernia’s policy for payment of accrued and unused vacation time (payable on or before the earlier of the date required by law or 20 days after the Date of Termination).

b.

Executive’s Base Compensation for the remainder of the Employment Term but not less than Executive’s current annual Base Compensation, payable in not more than two equal installments (one-half not later than 30 days after the Date of Termination and the other one-half not later than 90 days after the Date of Termination).

c.

An amount equal to the product of the cash Incentive Bonus awarded to Executive for the most recently completed fiscal year prior to the Date of Termination (or, if such Incentive Bonus has not yet been determined, the most recent cash Incentive Bonus that has been awarded to Executive) and a fraction, the numerator of which is the number of days that have elapsed in the year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, payable in not more than two equal installments (one-half not later than 30 days after the Date of Termination and the other one-half not later than 90 days after the Date of Termination).

d.

Continue to provide medical benefits (for the period described below) to Executive and/or his dependents if such person(s) elect to continue group medical coverage, within the meaning of Code Section 4980B(f)(2), with respect to a group health plan sponsored by Hibernia (other than a health flexible spending account under Code Sections 125 and 105(h)), at the same type and level of group health plan coverage received by Executive and his electing dependents immediately prior to the Date of Termination. Such benefits shall be provided at the same premium cost to Executive as in effect immediately prior to the Date of Termination (provided, however, that in the event the premium cost and/or level of coverage shall change for employees of Hibernia generally, the cost and/or coverage level, likewise, shall change for Executive in a corresponding manner). Such benefits shall be provided until the earlier of (i) the last day of the balance of the Employment Term (assuming no further renewal of this Agreement following the Date of Termination) or (ii) the date Executive or his dependents obtain coverage under a reasonably comparable group health plan with no applicable pre-existing condition limitation. An election to continue group medical coverage hereunder shall offset any period of such coverage available to Executive and/or his dependents under Code Section 4980B.

Except as expressly provided in Section 3.4 hereof, Executive shall also be entitled to receive such compensation or benefits as may be provided under the terms of a separate plan or agreement maintained by Hibernia to the extent such compensation or benefits are not duplicative of the compensation or benefits described above. Notwithstanding the foregoing, Executive’s rights under this Section 3 shall be in lieu of any benefits that may otherwise be payable to or on behalf of Executive pursuant to the terms of any severance pay arrangement of Hibernia or any other similar arrangement of Hibernia providing benefits upon involuntary termination of employment. Executive shall be entitled to receive the payments and benefits provided in this section only once, regardless of the position from which he is removed. Nothing contained herein shall prohibit the forfeiture or reduction of any compensation or benefit in accordance with the terms of any separate plan, policy or program maintained by Hibernia. Nothing contained herein shall be deemed to modify the rights of Executive under the terms of any separate benefit plans maintained by Hibernia in which Executive participates; provided, however, that none of the payments provided for herein shall be considered in calculating any awards or accruals under any such benefit plans.

        3.2 Termination for Death. If Executive dies during the Employment Term, this Agreement and Executive’s employment hereunder shall immediately terminate and Hibernia’s obligations hereunder (other than the obligation to make payments and provide benefits as specified in this Section 3.2) shall automatically cease. In such event, Hibernia shall pay and provide to Executive (or his estate) the amounts described in Sections 3.1a and 3.1c hereof and the benefit provided in Section 3.1d hereof. The Date of Termination for purposes of this Section 3.2 shall be the date of Executive’s death.

        3.3 Termination for Disability. If Executive becomes disabled (as defined in this section below) during the Employment Term, this Agreement and Executive’s employment hereunder shall immediately terminate and Hibernia’s obligations hereunder (other than the obligation to make payments and provide benefits as specified in this Section 3.3) shall automatically cease. In such event, Hibernia shall pay and provide to Executive the amounts described in Sections 3.1a and 3.1c hereof and the benefit provided in Section 3.1d hereof. Further, Hibernia shall purchase additional disability pay benefits insurance to supplement Executive’s disability pay by $10,000 per month if and only to the extent that Executive is eligible and approved for such insurance and such insurance can be obtained and maintained at a cost of not more than $15,000 per year; however, to the extent the premium exceeds $15,000 per year, Executive shall have the option of continuing this supplemental disability benefit by paying the premium amount in excess of $15,000 per year. This Section 3.3 is not intended to reduce any other benefit that may be payable to Executive on account of his disability.

        For purposes of this Section 3.3, Executive shall be deemed “disabled” if he is actually receiving benefits or is eligible to receive benefits under Hibernia’s separate long-term disability plan, and the Date of Termination shall be the later of the date upon which Executive is determined to be disabled under that plan or the date upon which Executive receives written notice from the Company Board of the termination of his employment hereunder.

        3.4 Company’s Termination for Cause. Executive’s employment under this Agreement may be terminated by Hibernia during the Employment Term on account of Cause. In such event, this Agreement shall automatically terminate and the obligations of Hibernia hereunder (other than the obligation to make the payment specified in this Section 3.4) shall automatically cease. In such event, Hibernia shall pay to Executive the Accrued Obligations. Notwithstanding any provision of this Agreement or any other plan, policy or agreement evidencing any other compensation arrangement or benefit payable to Executive, no additional amount shall be paid to Executive, except as may be required by law.

        For purposes of this Agreement, “Cause” means that Executive has:

a.

Committed an intentional act of fraud, embezzlement or theft in the course of his employment or otherwise engaged in any intentional misconduct which is materially injurious to the financial condition or business reputation of the Company, the Bank or any Affiliate;

b.

Committed intentional damage to the property of the Company, the Bank or any Affiliate or committed intentional wrongful disclosure of Confidential Information (as defined in Section 5.2) which is materially injurious to the financial condition or business reputation of the Company, the Bank or any Affiliate;

c.

Been convicted with no further possibility of appeal or entered a guilty or nolo contendre plea with respect to a crime within the meaning of this Section 3.4(a) or (b) or a crime involving moral turpitude or been convicted with no further possibility of appeal or entered a guilty plea with respect to any felony;

d.

Intentionally refused to perform the essential duties of his position (occasioned by reason other than physical or mental illness or disability of Executive) which deficiency has not been cured within 30 days after written notice of the breach by the Company Board to Executive specifying the nature of the breach; or

e.

Committed a material breach of his obligations under this Agreement (other than as a result of incapacity due to physical or mental illness or disability of Executive) which is committed in bad faith or without reasonable belief that the breach was in the best interests of Hibernia, which has not been cured within 30 days after written notice of the breach by the Company Board to Executive specifying the nature of the breach.

No act or failure to act on the part of Executive will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by Executive in bad faith and without reasonable belief by Executive that his action or omission was in the best interests of Hibernia.

        Hibernia may terminate Executive’s employment under this Agreement on account of Cause by action of the Company Board, acting in good faith. The Company Board shall provide written notice to Executive of such termination, which notice shall (i) indicate the specific termination provision in this Agreement relied upon and (ii) include a description of the specific reasons for the determination of Cause. Executive shall have the opportunity to appear before the Company Board, with or without legal representation, within 30 days after receipt of such notice, to present arguments and evidence on his behalf. Following such presentation (or upon Executive’s failure to appear at such presentation following receipt of notice as provided for in the previous sentence), the Company Board, by an affirmative vote of not less than 75% of its members, shall confirm whether the actions or inactions of Executive constitute Cause hereunder and, if determined to be Cause, the Date of Termination of Executive for Cause shall be the date on which such vote is obtained (or such later date as determined by the Company Board). Hibernia, by action of the Company Board, may suspend Executive’s title and authority, but not Executive’s pay or benefits, pending Executive’s opportunity to appear before the Company Board; such suspension shall not constitute a Constructive Termination as defined in Section 3.5 below.

        3.5 Executive’s Constructive Termination. Executive may terminate his employment under this Agreement during the Employment Term on account of a Constructive Termination upon 30 days prior written notice to the Chairman of the Boards (or such shorter period as may be agreed upon by the parties hereto). In such event, this Agreement shall automatically terminate and the obligations of Hibernia hereunder (other than the obligation to make payments and provide benefits as specified in this Section 3.5) shall automatically cease. In such event, Hibernia shall pay and provide to Executive the amounts and benefits described in Section 3.1.

        For purposes of this Agreement, “Constructive Termination” means:

a.	A material reduction in the amount of Executive’s Base Compensation (other than as permitted by Section 2.1);

b.	A material reduction in Executive’s authority, duties or responsibilities from those contemplated in Section 1.1 of this Agreement; or

c.	A material breach of this Agreement by Hibernia.

No event or condition described in this Section 3.5 shall constitute a Constructive Termination unless (i) Executive reasonably promptly gives Hibernia written notice, addressed to the Chairman of the Boards, which notice states the specific termination provision in this Agreement relied upon, includes a brief description of the specific event or condition relied upon and states Executive’s objection to such event or condition, (ii) such event or condition is not corrected by Hibernia within 30 days after delivery of such written notice, and (iii) Executive resigns his employment with Hibernia not more than 15 days following the expiration of the 30-day period described in subparagraph (ii) hereof (the date of such timely resignation constituting the Date of Termination) by giving written notice addressed to the Chairman of the Boards.

        3.6 Termination by Hibernia, without Cause. Hibernia may terminate Executive’s employment under this Agreement during the Employment Term, without Cause, upon 30 days prior written notice to Executive (or such shorter period as may be agreed upon by Executive and the Chairman of the Company Board). The Date of Termination in such case (unless a different date is agreed to by Executive and the Chairman of the Company Board) shall be the date specified in the written notice or, if no such date is specified or the date specified is not at least 30 days after delivery of the notice, the date 30 days after delivery of such written notice to Executive. In such event, this Agreement shall automatically terminate and the obligations of Hibernia hereunder (other than the obligation to make payments and provide benefits as specified in this Section 3.6) shall automatically cease. In such event, Hibernia shall provide to Executive the amounts and benefits described in Section 3.1.

        3.7 Termination by Executive. Executive may terminate his employment under this Agreement during the Employment Term, other than on account of Constructive Termination, upon 30 days prior written notice to Hibernia, addressed to the Chairman of the Boards, or such shorter period as may be agreed upon by the Chairman of the Company Board and Executive. The Date of Termination in such case (unless a different date is agreed to by Executive and the Chairman of the Company Board) shall be the date specified in the written notice or, if no such date is specified or the date specified is not at least 30 days after delivery of the notice, the date 30 days after delivery of such written notice to the Chairman of the Boards. In such event, this Agreement shall automatically terminate and the obligations of Hibernia hereunder (other than the obligation to make the payment specified in this Section 3.7) shall automatically cease. In such event, Hibernia shall pay to Executive the Accrued Obligations. No additional payments or benefits shall be due hereunder, except as may be provided under a separate plan, policy or program evidencing such compensation arrangement or benefit in which Executive participated as of the Date of Termination or as may be required by law. In the event that more than six months of a calendar year has passed before the termination and the Executive does not accept employment with another financial institution prior to or within ninety days following termination, the Boards may consider whether it is appropriate to pay to Executive a bonus for the portion of the year of termination worked by him, the payment, timing of payment and amount of such bonus to be in the sole discretion of the Boards.

        3.8 Expiration of Employment Term. Upon the expiration of this Agreement as a result of non-renewal in accordance with the provisions hereof, Hibernia shall pay Executive the Accrued Obligations, if any, and bonus compensation for the last year of service under the Agreement, calculated and paid in accordance with Section 3.1c in lieu of any bonus for such year under any CEO Bonus Plan, management incentive plan or other bonus arrangement. No additional payments or benefits shall be due hereunder except as may be provided under a separate plan, policy or program evidencing such compensation arrangement or benefit in which Executive participated as of the expiration of the Agreement (other than the bonus arrangements described above) or as may be required by law.

        3.9 Return of Property. Upon termination of this Agreement for any reason, Executive shall return to Hibernia as soon as practicable all of the property of Hibernia (and its Affiliates), including, without limitation, keys, automobiles, equipment, computers, fax machines, portable telephones, printers, software, credit cards, passes, manuals, handbooks, customer lists, financial data, files, letters, notes, notebooks, reports and copies (electronic or otherwise) of any of the above and any Confidential Information (as defined in Section 5.2 hereof) that is in the possession or under the control of Executive.

        3.10 Consideration for Other Agreements. Executive acknowledges that the amounts payable under Sections 3.1b, 3.1c and 3.1d hereof are in excess of the amounts otherwise due or payable under the CEO Bonus Plan or any management incentive plan or other arrangement or agreement between Hibernia and Executive. Executive acknowledges that the payment of such excess amounts shall constitute adequate consideration for the execution of such separate waivers or releases as Hibernia may request Executive to execute in connection with the termination of his employment hereunder. Executive agrees that notwithstanding anything to the contrary in this Agreement, Executive’s receipt of such amounts is conditioned upon his execution of such waivers and releases as Hibernia may reasonably request Executive to execute.

        3.11 Effect of Termination of Other Positions. If, on the Date of Termination, Executive is a member of the Board of Directors of the Company, the Bank or any Affiliate, or holds any other position with the Company, the Bank or any Affiliate, Executive shall be deemed (without any further action being necessary) to have resigned from all such positions as of the Date of Termination. Notwithstanding the foregoing, Executive agrees to execute such documents and take such other actions as Hibernia may request to reflect such resignations consistent with the terms of this Section 3.11.

4. CHANGE OF CONTROL OF THE COMPANY OR THE BANK

        4.1 Change of Control Agreement. Executive and Hibernia acknowledge and agree that they have entered into that certain Change of Control Agreement made as of May 9, 2002 (the “Change of Control Agreement”), which Change of Control Agreement addresses, among other things, the payments and benefits due or payable to Executive under certain circumstances if a Change of Control (as defined therein) occurs. Executive and Hibernia acknowledge and agree that in the event a Change of Control as defined in the Change of Control Agreement takes place while the Change of Control Agreement is in effect and Executive becomes entitled to receive benefits under the Change of Control Agreement, this Agreement will terminate and be superseded by the Change of Control Agreement and the Change of Control Agreement will govern the payments to be made to Executive upon such termination and no payments will be due hereunder as a result of such termination.

5. LIMITATIONS ON ACTIVITIES

        5.1 Consideration for Limitation on Activities; Survival. Executive acknowledges that the execution of this Agreement constitutes consideration for the limitations on activities set forth in this Section 5, the adequacy of which is hereby expressly acknowledged by Executive. Executive further acknowledges that his obligations under this Section 5 shall survive the termination or expiration of his employment under this Agreement and the termination or expiration of this Agreement and shall remain operative and in full force and effect for the periods described in this Section 5.

        5.2 Confidential Information. Executive recognizes and acknowledges that during the term of his employment, he will have access to confidential, proprietary, non-public information concerning the Company, the Bank and its Affiliates, which may include, without limitation, (a) books and records relating to operations, finance, accounting, personnel and management, (b) deposit, investment, customer and loan data, (c) information related to product design and development and policies and procedures, (d) computer software, customer lists, information obtained on competitors and sales tactics and (e) various other non-public trade or business information, including business opportunities, marketing or business diversification plans, methods and processes and financial data and the like (collectively, the “Confidential Information”). Executive agrees that he will not at any time, either while employed by Hibernia or for five years thereafter, make any independent use of or disclose to any other person or organization (except as authorized by Hibernia or pursuant to court order) any of the Confidential Information. Executive agrees that, upon leaving the employ of Hibernia for any reason, he will not take with him any document belonging to Hibernia or its Affiliates which is of a confidential or proprietary nature relating to Hibernia or any such Affiliate.

        5.3 Non-Solicitation. Executive agrees that during the two-year period commencing as of the Date of Termination, he shall not, directly or indirectly, for his own benefit or on behalf of another or to the detriment of the Company, the Bank or any Affiliate:

a.

Solicit any officer to leave his/her employment with the Company, the Bank or any Affiliate or participate in the hiring of, offer to hire or participate in the offer to hire of any officer of the Company, the Bank or any Affiliate;

b.	Persuade or attempt to persuade any officer of the Company, the Bank or any Affiliate to discontinue his/her business relationship with the Company, the Bank or any Affiliate; or

c.	Solicit, divert or attempt to divert any customer or depositor of the Company, the Bank or any Affiliate.

The provisions of this Section 5.3 shall apply in the locations set forth on Exhibit A hereto (the “Restricted Area”), as the same may be amended from time to time to reflect where Hibernia (or its Affiliates) is doing business, and Executive agrees to execute from time to time at Hibernia’s request an amendment to Exhibit A to reflect where Hibernia is doing business.

        The parties agree that each of the foregoing prohibitions in this Section 5.3 is intended to constitute a separate restriction. Accordingly, should any such prohibition be declared invalid, illegal or unenforceable for any reason, such prohibition shall be deemed severable from and shall not affect the remainder thereof. The parties further agree that each of the foregoing restrictions is reasonable in both time and geographic scope.

        5.4 Noncompetition. Executive agrees that during the two-year period commencing as of the Date of Termination (or, in the event that upon termination, Executive is entitled to receive cash payments totaling less than two times his then current annual Base Compensation, the one-year period commencing as of the Date of Termination), he shall not carry on or engage in the banking or financial services business in the Restricted Area.

        The parties agree that if after the date hereof, Louisiana law permits a noncompetition provision that imposes additional restrictions on Executive’s ability to compete with Hibernia or its Affiliates, the parties will amend this Agreement consistent therewith from time to time one or more times.

        The parties intend this Section 5.4 to be enforceable to the fullest extent permitted by applicable law as in effect from time to time (provided that the term of the noncompete will not be extended beyond what is provided for herein). The parties agree that each of the provisions in this Section 5.4 is intended to constitute a separate provision. Accordingly, should any provision of this Section 5.4 be declared invalid, illegal or unenforceable for any reason, such provision shall be deemed severable from and shall not affect the remainder thereof and the remaining provisions of this Section 5.4 shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

        Executive acknowledges that he has engaged in the banking and financial services business in the Restricted Area during the Employment Term and that Hibernia has engaged in such business in the Restricted Area. Executive acknowledges that the provisions of this Section 5.4 are reasonable as applied to him and are reasonable in both time and geographic scope and will not unduly restrict his ability to earn a living or to provide economic support to himself and his family.

        5.5 Business Reputation. Executive agrees that during the term of Executive’s employment hereunder and at all times thereafter, he shall refrain from performing any act, engaging in any conduct or course of action or making or publishing any untrue or misleading statement which has or may reasonably have the effect of demeaning the name or business reputation of the Company, the Bank or any Affiliate or which adversely affects (or may reasonably be expected to adversely affect) the best interests (economic or otherwise) of the Company, the Bank or any Affiliate. Hibernia agrees that during the term of Executive’s employment hereunder and at all times thereafter, it shall refrain from making or publishing any untrue or misleading statement which has or may reasonably have the effect of demeaning the name or business reputation of Executive.

        5.6 Assistance with Litigation. Executive agrees that during the term of his employment hereunder and thereafter for the period described herein, he will furnish such information and assistance as may be reasonably necessary in connection with any litigation or other proceedings in which the Company, the Bank or any Affiliate is then or may become involved without requiring a court order or other compulsion and will use his best efforts to cooperate with the Company, the Bank and any Affiliate in prosecuting or defending any such claim. In any case where Executive is required to travel for any consultation or legal proceedings at the express request of the Company, the Bank or any Affiliate (excluding any instance where the Company, the Bank or any Affiliate and Executive are on opposite sides of the litigation or are in any other opposing position or are in possible adverse positions), Executive shall be entitled to receive reimbursement of reasonable travel costs incurred. The parties agree, unless prohibited by law, to inform the other party if asked to participate or otherwise to become involved in any action, suit or proceeding or investigation against or involving the other party. The provisions of this Section 5.6 shall apply following the term of Executive’s employment hereunder to any timely raised matter in controversy that arose in whole or in part during Executive’s employment.

        5.7 Adverse Actions. Executive agrees that following the Date of Termination of Executive’s employment with Hibernia for any reason, until the second anniversary of such Date of Termination, without the prior written consent of Hibernia, Executive will not, to the fullest extent permitted by applicable law, in any manner, solicit or assist any other person or entity to (a) undertake any action that would be reasonably likely to, or is intended to, result in a Change of Control (as defined in the Change of Control Agreement, as it may be amended or replaced from time to time) or (b) seek to control in any material manner the Boards, or either of them.

        5.8 Remedies. In the event of a breach or threatened breach by Executive of any of the provisions of Section 5 of this Agreement, Executive agrees that Hibernia shall be entitled to a temporary restraining order or a preliminary injunction (without the necessity of posting bond in connection therewith) to secure specific performance and to prevent a breach or contemplated breach of this Agreement and that, to the fullest extent permitted by law, Hibernia shall be entitled to require the cancellation and forfeiture of any payments or benefits due to Executive or his dependents hereunder. In the event of a breach or threatened breach by Hibernia of any of the provisions of Section 5 of this Agreement, Hibernia agrees that Executive shall be entitled to a temporary restraining order or a preliminary injunction (without the necessity of posting bond in connection therewith) to secure specific performance and to prevent a breach or contemplated breach of this Agreement. Nothing herein shall be construed as prohibiting Hibernia or Executive from pursuing any other remedy available to it or him for such breach or threatened breach, including the recovery of damages.

6. MISCELLANEOUS

        6.1 Mitigation Not Required. As a condition of any payment hereunder, Executive shall not be required to mitigate the amount of such payment by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive under this Agreement. Notwithstanding the foregoing and Section 6.2, the offset referenced in Section 3.1d shall be effective.

        6.2 No Set-Off. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to Executive provided for in this Agreement.

        6.3 Headings. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        6.4 Entire Agreement. This Agreement and the Change of Control Agreement constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth or referenced therein.

        6.5 Amendments. This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

        6.6 Choice of Law. The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Louisiana applicable to contracts made and to be performed wholly within such state.

        6.7 Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile to a facsimile number given below, provided that a copy is also sent by a recognized overnight delivery service, (c) when received by the addressee, if sent by a recognized overnight delivery service or (d) three days after being mailed by U.S. mail, postage prepaid, in each case as follows:

         If to Executive:          J. Herbert Boydstun
                           [address]

         If to Hibernia:             Hibernia Corporation
                                                   Hibernia National Bank
                                                 313 Carondelet Street
                                                   New Orleans,LA 70130

                                                                                           Attention: Chairman of the Board of Directors

                                                            Facsimile no.: (504) 533-2447

or to such other addresses as a party may designate by notice to the other party.

        6.8 Assignment. This Agreement will inure to the benefit of and be binding upon Hibernia, its Affiliates, successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of Hibernia’s assets or business or with or into which Hibernia may be liquidated, consolidated, merged or otherwise combined. Hibernia will require any successor to assume and agree to perform this Agreement. As used in this Agreement, “Hibernia,” “Company” and “Bank” shall mean Hibernia, the Company and the Bank as hereinbefore defined and any successor to its or their business and/or assets. This Agreement is personal to Executive and without the prior written consent of Hibernia, shall not be assignable by Executive, other than Executive’s rights to compensation and benefits, which may only be assigned by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be binding upon Executive, his heirs, estate, legatees and legal representatives.

        6.9 Severability. Each provision of this Agreement is intended to be severable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions was not contained herein.

        6.10 Withholding. Hibernia may withhold from any payment hereunder any federal, state or local taxes that Hibernia reasonably believes are required to be withheld.

        6.11 Waiver. The failure of either party to insist in any one or more instances upon performance of any terms, covenants or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

        6.12 Regulatory Matters. Notwithstanding any provision contained in this Agreement to the contrary, in the event the FDIC, Office of the Comptroller of the Currency, the Federal Reserve Board or other regulatory authority commences an appropriate proceeding, action or order challenging the payment to Executive of any benefit hereunder, or in the event any such payment hereunder is otherwise prohibited by law, such payment shall be suspended until such time as the challenge is fully and finally resolved and the applicable regulatory authority does not object to the payments or until such payments are otherwise permitted by law. In the event that any challenge to the payments required by this Agreement is initiated by a regulatory authority or other person, Hibernia shall notify Executive of such challenge and shall promptly proceed in good faith to attempt to resolve such challenge in a manner that enables Hibernia to make to Executive all payments required hereunder. Notwithstanding the foregoing, however, in the event that any payment provided for herein is prohibited by a regulatory authority or by law, Hibernia shall have no obligation to make such payment.

        6.13 Dispute Resolution. Except as otherwise provided by Section 5.8, any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final and binding arbitration in New Orleans, Louisiana by one mutually agreed-upon arbitrator selected in accordance with the rules of the American Arbitration Association (the “Association”) then in effect. Subject to the following provisions, the arbitration shall be conducted in accordance with the rules of the Association then in effect. Any award entered by the arbitrator shall be final and binding and judgment may be entered thereon by any party hereto in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. Hibernia shall be responsible for all administrative fees of the Association, the compensation of the arbitrator and Executive’s reasonable attorney’s fees and expenses should Executive substantially prevail; otherwise, each party shall be responsible for its own attorney’s fees and expenses relating to the conduct of the arbitration.

        6.14 Source of Payments. Hibernia shall not be required to establish a special or separate fund or other segregation of assets to assure any payments hereunder. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind.

        6.15 No Duplication of Payment. The obligation of the Company or the Bank to make any payment or provide any benefit to the Executive hereunder shall be deemed satisfied to the extent that such payment is made or such benefit is provided by any Affiliate, and no payment or benefit shall be required to be paid or provided more than once.

        THIS AGREEMENT is executed in multiple counterparts as of the dates set forth below, each of which shall be deemed an original, to be effective as of the Effective Date designated in Section 1.3 above.

HIBERNIA CORPORATION	EXECUTIVE

By: /s/ Robert H. Boh	/s/ J. Herbert Boydstun
Robert H. Boh	J. Herbert Boydstun
Its: Chairman of the Board of Directors
Date: 12-11-02	Date: 12-11-02

HIBERIA NATIONAL BANK

By: /s/ Robert H. Boh
Robert H. Boh
Its: Chairman of the Board of Directors
Date: 12-11-02

EXHIBIT A

        This Exhibit A is intended to form a part of that certain Employment Agreement by and among J. Herbert Boydstun, Hibernia Corporation and Hibernia National Bank, first effective as of December 1, 2002. The parties agree that the proscriptions set forth in Sections 5.3 and 5.4 thereof shall apply in the parishes in the State of Louisiana set forth below to the fullest extent permissible. The parties further agree that the proscriptions set forth in Sections 5.3 and 5.4 thereof shall apply in each county, municipality or area in the States of Texas and Mississippi in which Hibernia National Bank or any of its Affiliates has a branch or solicits customers or otherwise does business, including but not limited to those counties set forth below.

Louisiana Parishes	Texas Counties
Allen Parish	Anderson County
Ascension Parish	Angelina County
Assumption Parish	Bowie County
Avoyelles Parish	Camp County
Bossier Parish	Cass County
Caddo Parish	Cherokee County
Calcasieu Parish	Colin County
Cameron Parish	Gregg County
Claiborne Parish	Harrison County
De Soto Parish	Jefferson County
East Baton Rouge Parish	Lamar County
East Carroll Parish	Nacogdoches County
Iberia Parish	Orange County
Jefferson Parish	Smith County
Jefferson Davis Parish	Wood County
Lafayette Parish
Lafourche Parish
Livingston Parish
Madison Parish	Mississippi Counties
Morehouse Parish	Hancock County
Orleans Parish
Ouachita Parish
Plaquemines Parish
Rapides Parish
St. Bernard Parish
St. Charles Parish
St. John the Baptist Parish
St. Mary Parish
St. Tammany Parish
Tangipahoa Parish
Terrebonne Parish
Vermilion Parish
Washington Parish
Webster Parish
West Carroll Parish